Exhibit 99.1

Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Greg Ten Eyck T +1 410.531.4460 greg.teneyck@grace.com	Investor Relations Tania Almond T +1 410.531.4590 tania.almond@grace.com
Grace and Chevron Joint Venture, ART, to Build
World-Class Catalysts Plant at Grace’s Lake Charles, LA Site

COLUMBIA, MD. — May 18, 2015 - W. R. Grace & Co. (NYSE: GRA) today announced that Advanced Refining Technologies® (ART), the company’s joint venture with Chevron Products Company, will invest approximately $135 million to build a residue hydroprocessing catalyst plant and additional alumina capacity at the existing Grace manufacturing facility in Lake Charles, LA. Construction is expected to begin in late 2015 with completion anticipated in 2018.
An ever-increasing global push for bottom-of-the-barrel upgrading is leading to a significant increase in investment by refiners for fixed bed resid hydrotreating and ebullating bed resid hydrocracking process technologies. The new ART plant will be designed to meet the increased catalyst requirements for these units, which are licensed and already under construction.
“This will be a world-class, world-scale catalysts plant that is responding to strong global demand for ART’s industry-leading products for residue upgrading, capitalizing on the success of our licensing partner, Chevron Lummus Global,” said Fred Festa, Grace Chairman and Chief Executive Officer.
"We are pleased that this investment with Grace will keep ART and Chevron at the forefront of hydroprocessing catalysis and technology,” said Mike Wirth, Chevron Executive Vice President, Downstream and Chemicals.
One of the largest refining catalysts plants in the world, Lake Charles represents a significant portion of Grace's refining catalyst manufacturing capacity. Operating in Southwest Louisiana since 1953, the Lake Charles facility supplies major refiners around the globe. The 120-acre site consists of four major operations producing fluid cracking catalysts, hydroprocessing catalysts, and other intermediates.
Over the past six years, Grace has made capital investments of over $100 million at the Lake Charles facility. This includes an expansion to enable increased production of specialty aluminas, a key raw material in fluid cracking and hydroprocessing catalysts, and a state-of-the-art wastewater treatment plant.
About Grace
Built on talent, technology, and trust, Grace is a leading global supplier of catalysts; engineered and packaging materials; and specialty construction chemicals and building materials. The company’s three industry-leading business segments—Grace Catalysts Technologies, Grace Materials Technologies, and Grace Construction Products—provide innovative products, technologies, and services that improve the products and processes of our customer partners in over 155 countries around the world. Grace employs approximately 6,500 people in over 40 countries. Grace’s 2014 net sales were $3.2 billion. More information about Grace is available at grace.com.
About ART
Advanced Refining Technologies® (ART) is a joint venture between subsidiaries of W. R. Grace & Co. and Chevron Corporation (NYSE:CVX). ART is a leading supplier of hydroprocessing catalysts and offers a complete portfolio of resid hydrotreating, hydrocracking and lubes hydroprocessing, and distillate hydrotreating catalyst technologies through its global manufacturing network. ART combines Grace's materials science, manufacturing, marketing, and sales strength with Chevron's extensive expertise in refining operations, catalyst technology and development, and leadership in process design and licensing to provide refiners with catalytic solutions that improve fuels quality and yields.

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Exhibit 99.1

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This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in emerging regions; the cost and availability of raw materials and energy; the effectiveness of its research and development and growth investments; acquisitions and divestitures of assets and gains and losses from dispositions; developments affecting Grace’s outstanding indebtedness; developments affecting Grace's funded and unfunded pension obligations; its legal and environmental proceedings; uncertainties that may delay or negatively impact the separation transaction or cause the separation transaction to not occur at all; uncertainties related to the company’s ability to realize the anticipated benefits of the separation transaction; the inability to establish or maintain certain business relationships and relationships with customers and suppliers  or the inability to retain key personnel during the period leading up to and following the separation transaction; costs of compliance with environmental regulation; and those additional factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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